Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-213265

Supplement dated December 3, 2018

to Pricing Supplement dated November 2, 2018,
product supplement EQUITY-1 dated January 24, 2017,
Series A prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016 (together, the “Note Prospectus”)

BofA Finance LLC

Senior Medium-Term Notes, Series A
Notes Linked to the S&P 500® Index, due November 5, 2020

Fully and Unconditionally Guaranteed by Bank of America Corporation

(the “notes”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the notes by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final pricing supplement dated November 2, 2018 (the “Final Pricing Supplement”). The Starting Value was defined as the lowest closing level of the Underlying on any Trading Day (subject to adjustment as described in the pricing supplement) during the Starting Value Determination Period.

The Starting Value Determination Period expired on November 30, 2018. The lowest closing level of the Underlying on any Trading Day during the Starting Value Determination Period (taking into account any such adjustments) was 2,632.56, which was the closing level of the Underlying on November 23, 2018.

Therefore, the Starting Value for the notes is 2,632.56.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in "Risk Factors" on page PS-6 of the Final Pricing Supplement and beginning on page PS-5 of product supplement EQUITY-1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Final Pricing Supplement dated November 2, 2018: https://www.sec.gov/Archives/edgar/data/70858/000089109218008084/e2783_424b2.htm

Product supplement EQUITY-1 dated January 24, 2017: https://www.sec.gov/Archives/edgar/data/70858/000119312517016445/d331325d424b5.htm
Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to "we," "us," "our," or similar references are to Bank of America Corporation.